EXHIBIT 99.1
news release
QLT ANNOUNCES TRIAL COURT DECISION IN ONGOING ELIGARD® PATENT LITIGATION AND ITS INTENTION TO APPEAL

For Immediate Release	January 20, 2006
VANCOUVER, CANADA—QLT Inc. (NASDAQ:QLTI; TSX:QLT) announced a ruling in the on-going litigation between plaintiff TAP Pharmaceutical Products, Inc. and its co-plaintiffs and defendants QLT USA, Inc. and Sanofi-Synthelabo Inc., a member of the Sanofi-aventis Group. Today the U.S. District Court for the Northern District of Illinois Eastern Division issued a decision denying defendants’ defense that the ‘721 patent is unenforceable due to inequitable conduct by the patentees before the U.S. Patent and Trademark Office.
The litigation began in 2003 when TAP sued QLT USA and Sanofi-Synthelabo alleging that QLT USA’s Eligard® product infringes TAP’s patent, US 4,728,721 (the “ ‘721 patent”), which expires on May 1, 2006.
QLT USA had raised separate defenses of invalidity and unenforceability of the ‘721 patent in response to TAP and its co-plaintiff’s allegations of infringement. In December 2005, a Chicago jury returned a verdict that upheld the validity of the ‘721 patent.
QLT USA and Sanofi-Synthelabo intend to continue to vigorously defend this case, and to appeal to the United States Court of Appeals for the Federal Circuit both the jury verdict and the trial court’s decision on inequitable conduct.
To date, there has been no trial or pre-trial discovery concerning the issue of potential damages if QLT USA were not ultimately successful on appeal. In addition, a potential injunction has not been considered by the Court.
About QLT Inc.
QLT is a global biopharmaceutical company specializing in developing treatments for eye diseases as well as dermatological and urological conditions. We have combined our expertise in the discovery, development and commercialization of innovative drug therapies with our two unique technology platforms, photodynamic therapy and Atrigel®, to create products such as Visudyne® and Eligard®. For more information, visit our web site at www.qltinc.com.

QLT Inc.:
Vancouver, Canada
Tamara Hicks
Telephone: 604-707-7000 or 1-800-663-5486
Fax: 604-707-7001
Atrigel is a registered trademark of QLT USA, Inc.
Visudyne is a registered trademark of Novartis AG.
Eligard is a registered trademark of Sanofi-aventis.
QLT Inc. is listed on The Nasdaq Stock Market under the trading symbol “QLTI” and on the Toronto Stock Exchange under the trading symbol “QLT.”
Certain statements in this press release constitute “forward-looking” statements of QLT within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. These statements are only predictions and actual events or results may differ materially. Factors that could cause such actual events or results expressed or implied by such forward-looking statements to differ materially from any future results expressed or implied by such statements include, but are not limited to: the ultimate outcome of the litigation against QLT has not yet been decided and there can be no assurance that any appeal will be finally resolved in QLT’s favor. QLT might be obliged to pay damages, or an additional royalty or damages for access to the inventions covered by claims in issued U.S. patents, and might be subject to such equitable relief as a court may determine (which could include an injunction or a remedy combining some or all of those remedies foregoing), and other factors as described in detail in QLT Inc.’s Annual Information Form on Form 10-K and recent and forthcoming quarterly reports on Form 10-Q, and other filings with the U.S. Securities and Exchange Commission and Canadian Securities Regulatory authorities. Forward-looking statements are based on our current expectations and QLT is not obligated to update such information to reflect later events or developments.